LICENSE AGREEMENT

MGH Agreement No:

MGH Case No: 2057

THIS LICENSE AGREEMENT (this “Agreement”), is entered into as of March 16, 2008 (the “EXECUTION DATE”), and is effective as of December 20, 2007 (the “EFFECTIVE DATE”) by and between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (“GENERAL”) and Palomar Medical Technologies, Inc., a Delaware corporation having offices at 82 Cambridge Street, Burlington, MA 01803 (“PALOMAR”).

WITNESSETH:

WHEREAS, GENERAL, as a center for patient care, research and education is the owner of certain PATENT RIGHTS (defined below) and desires to grant a license of those PATENT RIGHTS to PALOMAR in order to benefit the public by disseminating the results of its research via the commercial development, manufacture and use of PRODUCTS and SERVICES (defined below);

WHEREAS, PALOMAR and GENERAL jointly filed (i) a U.S. patent application that issued as U.S. Patent Number 6,997,923 on February 14, 2006, (ii) U.S. patent applications related by priority (as such term is defined in 35 U.S.C. §119 and foreign legal counterparts) to such patent application described in the foregoing clause (i), and (iii) foreign patent applications related by priority to one or more of such patents and patent applications described in the foregoing clauses (i) and (ii) (collectively, the “'923 PATENT FAMILY”), and all Drs. Anderson and Manstein’s rights, title and interest in the ‘923 PATENT FAMILY have been assigned to GENERAL;

WHEREAS, GENERAL represents to the best of its knowledge and belief that, other than PALOMAR’s rights, title and interest in the PATENT RIGHTS, it is the owner of all rights, title and interest in the PATENT RIGHTS and has the right and ability to grant the license hereinafter described; and

WHEREAS, PALOMAR has the capacity and desires to commercially develop, manufacture, use and distribute PRODUCTS and SERVICES throughout the world.

NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

1.     DEFINITIONS.

1.1 The term “ACCOUNTING PERIOD” shall mean each six month period ending June 30 and December 31.

    1.2         The term “AFFILIATE” with respect to either party shall mean any corporation or other legal entity other than that party in whatever country organized, controlling, controlled by or under common control with that party. The term “control” shall mean (a) in the case of PALOMAR, direct or indirect ownership of at least fifty percent (50%) of the voting securities having the right to elect directors, and (b) in the case of GENERAL, the power, direct or indirect, of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.3 The term “FIRST COMMERCIAL EXPLOITATION” shall mean in each country the first exploitation by way of sale of any PRODUCT or performance of a SERVICE, by PALOMAR, its AFFILIATES or SUBLICENSEES.

1.4 The term “LICENSE FIELD” shall mean fractional dermatologic treatment using optical radiation, excluding optical radiation that is delivered by mechanical penetration.

    1.5         The term “NET REVENUES” shall mean the GROSS REVENUES (as defined in clause (b) and further described in clauses (c), (d) and (e) of this Paragraph 1.5 below) received by PALOMAR or any of its AFFILIATES for the sale or distribution of any PRODUCT or for the performance of any SERVICE, less (to the extent appropriately documented) the following amounts actually paid out by PALOMAR or its AFFILIATE or credited against the GROSS REVENUES received by them:

(a)

(i) credits and allowances for the price adjustment, rejection, or return of PRODUCTS previously sold or SERVICES previously performed, including reductions imposed by Medicare, Medicaid or an HMO;

(ii) rebates and cash discounts to customers allowed and taken;

(iii) amounts for transportation, insurance, handling or shipping charges to customers; and

    (iv)            taxes, duties and other governmental charges levied on or measured by the sale of PRODUCTS or SERVICES, whether absorbed by PALOMAR or its AFFILIATE or paid by the purchaser so long as PALOMAR’s or its AFFILIATE’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever.

    (b)            For any bona fide sale, lease, license, rental or other disposition of a PRODUCT or bona fide performance of a SERVICE to a bona fide customer, the GROSS REVENUE shall be the gross billing price of the PRODUCT or the gross billing price for the SERVICE, respectively, received by PALOMAR or its AFFILIATES.

    (c)            If PALOMAR or any of its AFFILIATES sells any PRODUCT in a bona fide sale as a component of a combination of active functional elements, the GROSS REVENUE of the PRODUCT shall be determined by multiplying the GROSS REVENUE of the combination by the fraction A over A + B, in which “A” is the GROSS REVENUE of the PRODUCT portion of the combination when sold separately during the ACCOUNTING PERIOD in the country in which the sale was made, and “B” is the GROSS REVENUE of the other active elements of the combination sold separately during said ACCOUNTING PERIOD in said country. In the event that no separate sale of either such PRODUCT of active elements of the combination is made during said ACCOUNTING PERIOD in said country, the GROSS REVENUE of the PRODUCT shall be determined by multiplying the GROSS REVENUE of such combination by the fraction C over C + D, in which “C” is the standard fully-absorbed cost of the PRODUCT portion of such combination, and “D” is the sum of the standard fully-absorbed costs of the other active elements component(s), such costs being arrived at using the standard accounting procedures of PALOMAR which will be in accord with generally accepted accounting practices.

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    (d)            If PALOMAR, or any of its AFFILIATES, commercially uses or disposes of any PRODUCT by itself (as opposed to a use or disposition of the PRODUCT as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide customer, the GROSS REVENUE hereunder shall be the price which would be then payable in an arm’s length transaction. If PALOMAR, or any of its AFFILIATES, commercially uses or disposes of any PRODUCT as a component of a combination of active functional elements other than in a bona fide sale to a bona fide customer, the GROSS REVENUE of the PRODUCT shall be determined in accordance with Paragraph 1.5(c), using as the GROSS REVENUE of the combination that price which would be then payable in an arm’s length transaction.

    (e)            Transfer of a PRODUCT within PALOMAR or between PALOMAR and an AFFILIATE for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of foregoing paragraphs; in the case of such transfer the GROSS REVENUE shall be based on sale of the PRODUCT by the transferee.

    1.6         The term “PATENT RIGHT” shall mean GENERAL’s rights in the ‘923 PATENT FAMILY, including any division, continuation or any foreign patent application thereof or Letters Patent or the equivalent thereof issuing thereon (including through multiple tiers) or reissue, reexamination or extension (including without limitation any supplementary protection certificate) thereof. PATENT RIGHTS shall also include without limitation those claims in any continuation-in-part (including through multiple tiers) of any patent or patent application contained in the ‘923 PATENT FAMILY which claim an invention described or claimed in any patent or patent application specifically identified in the applicable recitals above.

    1.7         The term “PRODUCT” shall mean any article, device or composition, the manufacture, use, import, sale or offer for sale of which would infringe a VALID CLAIM of any PATENT RIGHT in the absence of rights to such PATENT RIGHT. The term “PRODUCT” shall not include for purposes of NET REVENUES any PRODUCT used by PALOMAR, its sales agents, representatives or distributors solely for demonstration and marketing purposes. In no event shall such demonstration/marketing units exceed 20% of the total number of any particular PRODUCT manufactured by PALOMAR. GENERAL shall receive the applicable royalty rate due on any monetary or other valuable consideration received by PALOMAR for said demonstration/marketing units, which shall not include the value of promotional and marketing activities employing such demonstration units, nor shall it include the value of technical or scientific collaborations between PALOMAR and the recipient of such demonstration units for which collaborations no monetary consideration is received by PALOMAR.

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    1.8         The term “SERVICE” shall mean any method or service the use, performance, sale or offer for sale of which would infringe a VALID CLAIM of any PATENT RIGHT in the absence of rights to such PATENT RIGHT.

    1.9         The term “SUBLICENSEE” shall mean any non-AFFILIATE third party sublicensed by PALOMAR or by an AFFILIATE or another SUBLICENSEE under Paragraph 2.1(b) to make, have made, use, import, sell or offer for sale any PRODUCT or perform any SERVICE.

    1.10        The term “VALID CLAIM” shall mean any claim of any PATENT RIGHT that has not been (i) finally rejected or (ii) declared invalid by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.

2. LICENSE.

2.1 GENERAL hereby grants PALOMAR and its AFFILIATES (subject to the rights of the United States Government, if any):

    (a)            an exclusive, worldwide, royalty-bearing, transferable (to the extent permitted in Paragraph 9.8) license in the LICENSE FIELD under GENERAL’s rights in PATENT RIGHTS to make, have made, use, import, sell and offer for sale PRODUCTS and to use, perform, sell and offer for sale SERVICES; and

    (b)            the right to sublicense the PATENT RIGHTS exclusively licensed under Paragraph 2.1(a)** to make, have made, use, import, sell and offer for sale PRODUCTS and to use, perform, sell and offer for sale SERVICES, provided that each such sublicense granted hereunder shall be consistent with and comply with the terms of this Agreement that are relevant to the SUBLICENSEE and shall incorporate terms and conditions sufficient to enable PALOMAR to comply with this Agreement. **

The foregoing license to sell PRODUCTS and perform SERVICES includes without limitation the right to grant to the purchasers of PRODUCTS or SERVICES the right to use such purchased PRODUCTS or SERVICES in a method coming within the scope of any PATENT RIGHT.

PALOMAR shall provide the members of the staff of the Office of Corporate Sponsored Research & Licensing (“CSRL”) and the Office of the General Counsel of GENERAL, in writing, with an unredacted copy of any sublicense agreement for its SUBLICENSEES, subject to the execution by GENERAL, on the one hand, and PALOMAR, on the other hand, of the written non-disclosure agreement protecting on behalf of PALOMAR the confidentiality of the terms and existence of such sublicense agreement provided in Exhibit A.

    2.2         Retained Rights; Requirements. Any and all licenses granted hereunder are subject to GENERAL’s and GENERAL’s AFFILIATES’ right to make and to use the subject matter described and/or claimed in the PATENT RIGHTS and to permit others at academic, government and not-for-profit institutions to make and use the subject matter described and/or claimed in PATENT RIGHTS for research and educational purposes.

        ** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008.

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For clarity, each party shall retain its respective rights, title and interest in and to PATENT RIGHTS outside the LICENSE FIELD, if any, including the right to license any of its respective rights, title and interest in PATENT RIGHTS to any other party for the purpose of the manufacturing, using or selling of any PRODUCT or performance of any SERVICE outside of the LICENSE FIELD.

    2.3         It is understood that nothing herein shall be construed to grant PALOMAR a license express or implied under any patent owned solely or jointly by GENERAL other than the PATENT RIGHTS expressly licensed hereunder, subject to this Agreement.

    2.4         Subject to the license grants hereunder and the other terms of this Agreement, each party has an undivided one-half interest in and to all claims contained in the PATENT RIGHTS as of the EXECUTION DATE. Each party shall exercise its ownership rights in and to the PATENT RIGHTS, including without limitation the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other party, but subject to the license grants hereunder and the other terms of this Agreement. At the reasonable written request of a party, the other party shall in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding any PATENT RIGHTS. This provision shall survive the expiration or termination of this Agreement.

3. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

    3.1         PALOMAR shall continue to be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS, and for all costs incurred therefor (“Costs”). PALOMAR may elect not to continue to prosecute or maintain any U.S. or foreign patent application or patent contained within the PATENT RIGHTS upon sixty (60) days advance written notice to GENERAL, and PALOMAR shall thereafter be relieved of the obligation to pay any additional Costs regarding such U.S. or foreign patent application or patent incurred after the expiration of such sixty (60) day notice period. After the expiration of such sixty (60) day notice period, such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder and GENERAL shall be free to file, prosecute and maintain and license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

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    3.2         Notwithstanding Paragraph 3.1, in the event a party desires to obtain PATENT RIGHTS that would claim only inventions that are wholly outside of the LICENSE FIELD (“NON-LICENSE FIELD PATENT RIGHTS”), then such party shall notify the other party, which notice shall identify such inventions and the inventors thereof. During the thirty (30) day period following such other party’s receipt of such notice, the parties shall discuss in good faith the content of such inventions and the inventorship thereof, and if the parties disagree on and cannot resolve such issues within such 30-day period, either party shall have the right to have the dispute resolved in accordance with Paragraph 9.9 (with such 30-day period replacing the initial 60-day resolution period in Paragraph 9.9). During such 30-day period or dispute resolution, each party shall not seek any claims covering such inventions. The party that desires to obtain such NON-LICENSE FIELD PATENT RIGHTS shall be responsible for the preparation, filing, prosecution and maintenance of any patent applications and patents included in such NON-LICENSE FIELD PATENT RIGHTS (consistent with the agreement of the parties resulting from such discussions or dispute resolution), and for all Costs incurred therefor.

    3.3         With respect to any PATENT RIGHT (whether covered under Paragraph 3.1 or 3.2) that is or would be jointly owned by PALOMAR and GENERAL, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such PATENT RIGHT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to the non-filing party as follows. The filing party shall instruct its outside counsel to provide such documents simultaneously to the non-filing party and such filing party. If such counsel fails to deliver such documents simultaneously to such non-filing party, then such filing party shall promptly deliver a copy of such documents to such non-filing party. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by such non-filing party. Such filing party shall use its commercially reasonable efforts to notify such non-filing party prior to engaging in any prosecution action with respect to any such PATENT RIGHT (for clarity, including without limitation the filing of any patent applications related by priority to any such PATENT RIGHT), and such non-filing party shall have the right to provide comments and recommendations on such action, and such filing party agrees to consider in good faith such non-filing party’s recommendations.

4. ROYALTIES; LICENSE FEES.
4.1 Royalties.

    (a)            The following undertaking having been agreed to for the purpose of reflecting and advancing the mutual convenience of the parties, beginning with the FIRST COMMERCIAL EXPLOITATION in any country, (i) on all sales of PRODUCTS anywhere in the world by PALOMAR and its AFFILIATES, PALOMAR shall pay GENERAL, during the term of the license granted under Paragraph 2.1(a), where a PRODUCT is covered by a VALID CLAIM of the PATENT RIGHTS in the country in question and the PATENT RIGHTS are exclusively licensed in the LICENSE FIELD to PALOMAR hereunder, a royalty of ** and (ii) for any SERVICE performed by PALOMAR or its AFFILIATES, or any other third party by virtue of any right or license granted by PALOMAR or its AFFILIATES, PALOMAR shall pay GENERAL, during the term of the license granted under Paragraph 2.1(a), where a SERVICE is covered by a VALID CLAIM of the PATENT RIGHTS in the country in question and the PATENT RIGHTS are exclusively licensed in the LICENSE FIELD to PALOMAR hereunder, a royalty of **

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008. 6

    (i)            GENERAL shall receive twenty-five percent (25%) of the sublicensing revenues received by PALOMAR or its AFFILIATES from each SUBLICENSEE (the “SUBLICENSE FEES”) attributable to VALID CLAIMS of PATENT RIGHTS licensed exclusively to PALOMAR hereunder in the country in question. PALOMAR and GENERAL agree that for SUBLICENSE FEES that include a non-monetary component, PALOMAR and GENERAL will agree to a specific allocation of the non-monetary component by separate letter agreement. **

(ii) PALOMAR represents as of the EXECUTION DATE that PALOMAR’s Lux 1440, Lux1540 and Lux2940 handpieces are ** royalty-bearing under this Paragraph 4.1(a) at a royalty rate of **

    4.2         In the event that more than one royalty rate is applicable to a PRODUCT or SERVICE under this Agreement, the highest of the applicable royalty rates shall apply (and not more than one). In the event that more than one royalty rate is applicable to a PRODUCT or SERVICE under this Agreement and any SUBJECT AGREEMENT (defined below), then the applicable royalty rates in each such agreement shall be aggregated, provided that PALOMAR shall not in any event be obligated to pay royalties at a total royalty rate in excess of ** on NET REVENUES for any PRODUCT or SERVICE under this Agreement and any SUBJECT AGREEMENT. Notwithstanding the immediately preceding sentence, if such PRODUCT is sold, or such SERVICE is performed, solely for hair reduction and/or removal (“HAIR REMOVAL”) (and not any other applications), and such activities would infringe a valid claim of U.S. Patent Numbers 5,595,568, 5,735,844 or 7,044,959 (or any other patent or patent application related by priority thereto) absent the license granted under that certain Amended and Restated License Agreement (related to U.S. Patent Numbers 5,595,568, 5,735,844 and 7,044,959) entered into by the parties contemporaneously with this Agreement (the “HAIR REMOVAL AGREEMENT”), then the royalty that is applicable under the HAIR REMOVAL AGREEMENT (and not any other, including without limitation under this Agreement) shall apply. In the event that more than one sublicensing revenue percentage is applicable to a PRODUCT or SERVICE under this Agreement or any other license granted by GENERAL, the highest of the sublicensing revenue percentages shall apply (and not more than one), provided that PALOMAR shall not in any event be obligated to pay sublicensing fees at a sublicensing revenue percentage in excess of twenty five percent (25%) for any PRODUCT or SERVICE covered by a VALID CLAIM of any PATENT RIGHT exclusively licensed in Paragraph 2.1(a) to PALOMAR in the LICENSE FIELD in the country in question. Notwithstanding the immediately preceding sentence, if such PRODUCT is sold, or such SERVICE is performed, solely for HAIR REMOVAL (and not any other applications), and such activities would infringe a valid claim of U.S. Patent Numbers 5,595,568, 5,735,844 or 7,044,959 (or any other patent or patent application related by priority thereto) absent the license granted under the HAIR REMOVAL AGREEMENT, and sublicensing revenue is received by PALOMAR or its AFFILIATES for such activities under the HAIR REMOVAL AGREEMENT, then the sublicensing revenue share under the HAIR REMOVAL AGREEMENT (and not any other, including without limitation under this Agreement) shall apply. The royalty provisions of the HAIR REMOVAL AGREEMENT shall be subject to this Paragraph 4.2 to the extent this Paragraph 4.2 is applicable. For purposes hereof, “SUBJECT AGREEMENT” means any of (a) the HAIR REMOVAL AGREEMENT or (b) any agreement pursuant to which GENERAL grants to PALOMAR a license under any of the following: (i) U.S. Patent Numbers 6,273,884, 6,511,475 or 7,077,840, or (ii) any patent or patent application related by priority to any patent described in clause (i).

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008. 7

    4.3         In the event that the royalty paid to GENERAL is a significant factor in the return realized by PALOMAR so as to diminish PALOMAR’s capability to respond to competitive pressures in the market, GENERAL agrees to consider a reasonable reduction in the royalty paid to GENERAL as to each such PRODUCT and SERVICE for the period during which such market condition exists. Factors determining the size of the reduction will include without limitation profit margin on PRODUCT and SERVICES and on analogous products, prices of competitive products and services, total prior sales by PALOMAR, and PALOMAR’s expenditures in PRODUCT and SERVICE development.

    4.4         The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one percent (1%) above the prime rate in effect on the due date as reported by the Wall Street Journal, not to exceed the maximum permitted by law. The payment of such interest shall not prelude GENERAL from exercising any other rights it may have as a consequence of the lateness of any payment.

5. REPORTS AND PAYMENTS

    5.1         PALOMAR shall keep, and shall cause each of its AFFILIATES, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties and SUBLICENSE FEES payable to GENERAL hereunder. Such books of account shall be kept at their principal place of business and, with all necessary supporting data, shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection at reasonable times and on reasonable notice by GENERAL or its designee at GENERAL’s expense for the purpose of verifying royalty statements or compliance with this Agreement. Such inspections shall be conducted no more than twice during any twelve (12) month period.

    5.2         In each year the amount of royalty and SUBLICENSE FEES due hereunder shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in Paragraph 5.2 and to be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD.

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5.3 With each semiannual payment, PALOMAR shall deliver to GENERAL a full and accurate accounting, in the forms attached hereto as Exhibits B and C or other forms mutually agreed to by the parties.

5.4 PALOMAR shall include in the next semiannual report to GENERAL any new PRODUCT or SERVICE introduction, which PRODUCT or SERVICE is covered by the license granted in Paragraph 2.1(a).

6. INFRINGEMENT

    6.1         PALOMAR shall have the right, but not the obligation, to protect the PATENT RIGHTS from infringement in the LICENSE FIELD and prosecute infringers, in each case whether such infringement occurred or is alleged to have occurred before or after the EFFECTIVE DATE, at PALOMAR’s expense. PALOMAR may initiate legal proceedings against the infringer in GENERAL’s name if so required by law.

    6.2         Prior to initiating any action against a third party for infringement of a VALID CLAIM of a PATENT RIGHT in the LICENSE FIELD which is exclusively licensed to PALOMAR under Paragraph 2.1(a), PALOMAR shall provide GENERAL at least thirty (30) days prior written notice of PALOMAR’s intent to initiate such infringement action, which notice shall describe in reasonable detail such alleged infringing activity, and PALOMAR shall consider in good faith any comments and/or concerns provided by GENERAL.

    6.3         No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such PATENT RIGHTS may be entered into by PALOMAR without the consent of GENERAL, which consent shall not be unreasonably withheld, and shall not be withheld unless GENERAL assumes responsibility for future expenses in litigation. PALOMAR shall indemnify GENERAL against any order for payment that may be made against GENERAL in such proceedings.

    6.4         In the event PALOMAR shall initiate or carry on legal proceedings to enforce any PATENT RIGHT in the LICENSE FIELD against any alleged infringer, GENERAL shall fully cooperate with and supply all assistance reasonably requested by PALOMAR. PALOMAR shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by GENERAL in providing such assistance and cooperation as is requested pursuant to this Article 6. PALOMAR shall keep GENERAL informed of the progress of such proceedings and GENERAL shall be entitled to counsel in such proceedings but at GENERAL’s own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party, and then the remainder shall be divided between the parties as follows:

(a)

    (i)            If the amount is based on lost profits, PALOMAR shall receive an amount equal to the damages the court determines PALOMAR has suffered as a result of the infringement less the amount of any royalties that would have been due GENERAL on sales of PRODUCT lost by PALOMAR as a result of the infringement had PALOMAR made such sales; and

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(ii) GENERAL shall receive an amount equal to the royalties it would have received if such sales had been made by PALOMAR; or

(b) As to awards other than those based on lost profits, seventy-five percent (75%) to PALOMAR and twenty-five percent (25%) to GENERAL.

    6.5         For the purpose of the proceedings referred to in this Article 6, GENERAL shall permit the use of its name and shall execute such documents and carry out such other acts as may be necessary, including without limitation joining (at PALOMAR’s reasonable expense) any infringement action instituted by PALOMAR in accordance with this Article 6 if reasonably requested by PALOMAR or required by applicable law. PALOMAR shall keep GENERAL informed of the progress of such proceedings and GENERAL shall be entitled to counsel in such proceedings but at its own expense, said expenses to be off-set against any damages received by PALOMAR in accordance with the foregoing Paragraph 6.4.

7. INDEMNIFICATION
7.1

    (a)            PALOMAR shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

    (b)            PALOMAR’s indemnification under Paragraph 7.1(a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

    (c)            PALOMAR agrees, at its own expense to provide attorneys reasonably acceptable to GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(d) This Paragraph 7.1 shall survive expiration or termination of this Agreement.

7.2

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    (a)            At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PALOMAR or by a SUBLICENSEE, AFFILIATE or agent of PALOMAR, PALOMAR shall, at its sole cost and expense, procure and maintain commercial general liability insurance with limits of $2,000,000 each occurrence and $2,000,000 annual aggregate for bodily injury and property damage liability combined. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad from contractual liability coverage for PALOMAR’s indemnification under Paragraph 7.1. If PALOMAR elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to GENERAL and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Paragraph 7.2 shall not be construed to create a limit of PALOMAR’s liability with respect to its indemnification under Paragraph 7.1. The provisions of this Paragraph 7.2 shall not be cumulative with provisions in other agreements between the parties; thus, PALOMAR’s compliance with the insurance requirements of any of such other agreements shall be sufficient for PALOMAR to comply with this Paragraph 7.2, provided that such insurance requirements are at least as stringent as those set forth in this Paragraph 7.2.

    (b)            PALOMAR shall provide GENERAL with written evidence of such insurance upon request of GENERAL. Should any of the above-described policies be cancelled before the expiration date thereof, the issuing company will endeavor to mail at least ten (10) days written notice to the certificate holder, but failure to mail such notice shall impose no obligation or liability of any kind upon PALOMAR, its agents or representatives; if PALOMAR does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, GENERAL shall have the right to suspend this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods until such coverage is obtained. If such coverage is not obtained within forty-five (45) days of the original cancellation, GENERAL shall have the right to immediately terminate this Agreement.

    (c)            PALOMAR shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PALOMAR or by a SUBLICENSEE, AFFILIATE or agent of PALOMAR and (ii) a reasonable period after the period referred to in the immediately preceding clause (i) which in no event shall be less than fifteen (15) years, provided that PALOMAR or its successors remains in business during such time period.

(d) This Paragraph 7.2 shall survive expiration or termination of this Agreement.

    7.3         Each party warrants to the other that it has the right to enter into this Agreement. GENERAL further warrants that (i) it is an owner of the PATENT RIGHTS by assignment from Drs. R. Rox Anderson and Dieter Manstein, (ii) except for PALOMAR’s rights as a joint inventor of the PATENT RIGHTS and subject to the license grants hereunder and the other terms of this Agreement, no other party has any rights, title or interest in the PATENT RIGHTS, and (iii) with respect to the PATENT RIGHTS in the LICENSE FIELD, it has not granted, and will not grant, to any person or entity any license, assignment (except as permitted by this Agreement), covenant not to sue or other right or option to or agreement to grant any of the foregoing.

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    7.4         OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO PALOMAR HEREUNDER AND DISCLAIMS THE SAME.

8. TERMINATION

    8.1         Unless otherwise terminated as provided for in this Agreement, the license to PATENT RIGHTS granted hereunder will continue until the last to expire of any PATENT RIGHT. Notwithstanding the foregoing, PALOMAR shall have the right to terminate this Agreement in full for any reason effective upon ninety (90) days prior written notice to GENERAL.

    8.2         GENERAL shall have the right to terminate the license to PATENT RIGHTS in the United States granted under Paragraph 2.1 in the event that, after the FIRST COMMERCIAL EXPLOITATION in the United States, there is a continuous two (2) year period in which no NET REVENUES are generated in the United States. Notwithstanding the foregoing, GENERAL shall not have the right to terminate a license in the United States in the event that the generation of NET REVENUES is prevented by force majeure, government regulation or intervention, or institution of a law suit by any third party.

    8.3         If either party shall fail to faithfully perform any of its obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting party. Subject to Paragraph 9.9, unless such default is corrected within sixty (60) days after such notice, the notifying party may terminate this Agreement and the license hereunder, provided that only one such sixty (60) day grace period shall be available in any twelve (12) month period with respect to a default of any particular payment provision hereunder. Thereafter, at the option of the non-defaulting party, notice of default of said provision shall constitute termination.

    8.4         In the event that any license granted to PALOMAR and its AFFILIATES under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect at Palomar’s option, provided that:

(a) the SUBLICENSEE is not then in breach of its sublicense agreement;

(b) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of such sublicense agreement, as modified by the provisions of this Paragraph 8.4;

(c) the SUBLICENSEE, at GENERAL’s written request, assumes in a signed writing the same obligations to GENERAL as those assumed by PALOMAR under Articles 7 and 9 hereof;

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    (d)            GENERAL shall have the right to receive any payments payable to PALOMAR under such sublicense agreement to the extent they are reasonably and equitably attributable to such SUBLICENSEE’S right under such sublicense to use and exploit PATENT RIGHTS;

    (e)            GENERAL has the right to terminate such sublicense upon fifteen (15) days prior written notice to PALOMAR and such SUBLICENSEE in the event of any material breach by such SUBLICENSEE of the obligation to make the payments described in clause (d) of this Paragraph 8.4, unless such breach is cured prior to the expiration of such fifteen (15) day period; and

    (f)            GENERAL shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of PALOMAR to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS that are granted under such sublicense agreement consistent with the terms of this Agreement.

    8.5         Upon termination of the license granted under Paragraph 2.1, PALOMAR shall pay GENERAL all royalties due or accrued on the NET REVENUES up to and including the date of termination and GENERAL shall thereafter be free to license its rights under PATENT RIGHTS in the LICENSE FIELD to any third party. Further, in the event of any termination as a result either of a default by GENERAL or as a result of the bankruptcy, insolvency, or other termination of doing business by GENERAL, PALOMAR shall have the option of maintaining the licenses granted herein in effect provided it continues to pay royalties on NET REVENUES.

9. MISCELLANEOUS

    9.1         This Agreement, including the Exhibits hereto, constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior agreements, whether oral or written, are merged herein as of the EFFECTIVE DATE. For clarity, this Agreement shall not supersede any other written agreement entered into between PALOMAR and GENERAL on the EXECUTION DATE. This Agreement shall in no way alter or otherwise affect the rights and obligations of PALOMAR’s SUBLICENSEES under any sublicense agreement (as amended, restated or superseded from time to time) in existence on the EFFECTIVE DATE.

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    9.2         All notices, demands, requests, approvals, consents or other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given: (i) when received; (ii) when delivered in person or by courier or confirmed facsimile; (iii) when received by electronic mail at the proper address followed by a reasonable indication of receipt by the recipient; (iv) upon confirmation of receipt when sent by certified mail, return receipt requested; or (v) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage pre-paid, and addressed as set forth as the case may be, to the noticed Party at the address set forth below, or such other address as a Party may specify by written notice to the other.

Notices shall be sent to PALOMAR at:

Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803
Attention: President
Facsimile: (781) 993-2377
E-mail: jcaruso@palomarmedical.com

with a required copy to:

Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803
Attention: General Counsel
Facsimile: (781) 993-2377
E-mail: pdavis@palomarmedical.com

and a further required copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Kingsley Taft, Esq.
Facsimile: (617) 523-1231
E-mail: ktaft@goodwinprocter.com

and to GENERAL at:

Corporate Sponsored Research and Licensing
Massachusetts General Hospital
101 Huntington Ave., 4th Floor
Boston, MA 02199
Attention: Director
Facsimile: (617) 954-9361
E-mail: ftoneguzzo@partners.org

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with a required copy to:

Corporate Sponsored Research and Licensing
Massachusetts General Hospital
101 Huntington Ave., 4th Floor
Boston, MA 02199
Attention: Case Manager
Facsimile: _________________
E-mail: _________________

    9.3         This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

9.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

    9.5         Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts regulations or laws of any government; strikes or their concerted acts of worker; fires; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

    9.6         Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For GENERAL, such approval shall be obtained from the Director of Public Affairs. GENERAL agrees to respond within ten (10) business days of GENERAL’s receipt of any request for approval under this Paragraph 9.6, provided that such request is delivered to the Director of Public Affairs, 101 Merrimac Street, Fourth Floor, Boston, MA 02114 (Tel. #617-726-2206; fax #726-6465) and is prominently marked “Urgent –Please respond within ten days.” GENERAL shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes the licensee-licensor relationship of the parties under this Agreement, and which does not imply directly or indirectly any endorsement by GENERAL or GENERAL’s faculty, staff or employees of any product or service. PALOMAR shall not withhold its consent to any use of its name which accurately and appropriately describes the licensor/licensee relationship of the parties under this Agreement.

9.7 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

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    9.8         This Agreement shall not be assignable by GENERAL without PALOMAR’S written consent except for the right to receive royalties or other payments payable herein. PALOMAR may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of all or that portion of its business associated with the manufacture and sale of PRODUCT or provision of SERVICES (by way of sale, merger, consolidation or other transaction). In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by PALOMAR only with the consent in writing of GENERAL.

    9.9         For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any PATENT RIGHT, which the parties shall be unable to resolve within sixty (60) days, the party raising such claim, dispute, or controversy shall provide the other party with a notice of dispute in writing which describes in reasonable detail the nature of such dispute. By not later than ten (10) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. Such representatives shall meet and confer within fifteen (15) business days of to attempt and resolve any such claim, dispute or controversy. Absent any such resolution within thirty (30) days of such meeting, each party shall be free to pursue any and all remedies available to it. Each party’s right to terminate this Agreement under Paragraph 8.3 shall be tolled while the foregoing procedure is pending, which tolling shall commence upon the invocation of such procedure, and following such procedure, the full sixty (60) day grace period Paragraph 8.3 shall apply.

    9.10         If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the tem hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, provided the Agreement without such provision is still operative to accomplish its intended functions. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as port of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable.

[remainder of this page intentionally left blank] 16 The parties have duly executed this Agreement as of the date first shown above written.

PALOMAR MEDICAL TECHNOLOGIES, INC.	THE GENERAL HOSPITAL CORPORATION

By: /s/ Joseph P. Caruso	By: /s/ Frances Toneguzzo, Ph.D.
Name: Joseph P. Caruso	Name: Frances Toneguzzo, Ph.D.
Title: Chief Executive Officer	Title: Director Corporate Sponsored Research and Licensing
Date: March 16, 2008	Date: March 16, 2008

EXHIBIT A

FORM OF NON-DISCLOSURE AGREEMENT

NON-DISCLOSURE AGREEMENT

        This Non-Disclosure Agreement (hereinafter the “Agreement”) is made and entered into effective as of ____________, 20__, by and between Palomar Medical Technologies, Inc, a Delaware corporation, having a place of business at 82 Cambridge Street, Burlington, Massachusetts, its subsidiaries, affiliates and divisions (hereinafter called the “Disclosing Party”), and Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (hereinafter the “Receiving Party”), with both the Disclosing Party and the Receiving Party being sometimes referred to in this Agreement as “a Party” or “the Parties”.

        WHEREAS, Disclosing Party desires to disclose to the Receiving Party, specifically only members of the staff of the Office of Corporate Sponsored Research & Licensing and the Office of the General Counsel of the Receiving Party, the full (i.e., unredacted) [Name of Sublicense Agreement] between Disclosing Party and [Name of Sublicensee], effective as of [Date of Sublicense Agreement] (the “Sublicense Agreement”), only for the purpose of fulfilling Disclosing Party’s obligations to the Receiving Party under Paragraph 2.1 of the Amended and Restated License Agreement entered into as of March __, 2008 and effective as of December 20, 2007 by and between the Disclosing Party and the Receiving Party, to enable Receiving Party to ascertain the rights and obligations of the Disclosing Party and its sublicensee under the Sublicense Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the adequacy of which as consideration for this Agreement is acknowledged by the Parties, and intending to be legally bound hereby, the Parties hereby covenant and agree as follows:

    1.        This Agreement shall terminate three (3) years from the date of the last execution of this Agreement by the Parties. The obligations of the Receiving Party with respect to copies of the Sublicense Agreement received under this Agreement shall survive termination and shall remain in effect until the entire Sublicense Agreement becomes publicly available and is no longer confidential. The Receiving Party will keep the Sublicense Agreement in confidence and protect it from disclosure to third parties, treating it as it would its own proprietary information of like importance. The Receiving Party will only use the Sublicense Agreement for the purposes described above.

2. This Agreement will impose no obligation upon the Receiving Party with respect to any portion of the Sublicense Agreement which:

(a) is now or which hereafter becomes known or available to the general public through no breach of this Agreement;

(b) is hereafter furnished to the Receiving Party by a third party without breach by such third party of an obligation of confidentiality;

(c) is permitted to be disclosed by the prior written consent of the Disclosing Party;

(d) is disclosed by the Disclosing Party to a third party without restriction; or

    (e)        is required to be disclosed by an order of a governmental agency, legislative body or court of competent jurisdiction; provided that the Receiving Party provides the Disclosing Party with immediate notice of such request or requirement, so that the Disclosing Party may seek an appropriate protective order and/or waive compliance with this Agreement. The Receiving Party will cooperate with the Disclosing Party in order that the Disclosing Party may obtain a protective order, and will exercise its best efforts to obtain assurance that the Sublicense Agreement will be accorded confidential treatment.

    3.        No rights or obligations other than those expressly recited herein are to be implied from this Agreement. The Sublicense Agreement disclosed by Disclosing Party pursuant to this Agreement shall not be used by the Receiving Party for any purpose other than the purpose set forth above in this Agreement. Nothing herein will in any way affect the present or prospective rights of the Disclosing Party under the patent, copyright, trademark or other intellectual property laws of any country, or be construed as granting to the Receiving Party any license under any present or future patent or application thereof. Disclosure by the Disclosing Party of the Sublicense Agreement does not constitute a warranty that the Sublicense Agreement is accurate, complete, or adequate for the purposes contemplated by the Receiving Party.

    4.        In the event the Sublicense Agreement is inadvertently or accidentally disclosed, the Receiving Party shall notify the Disclosing Party in writing within two (2) working days of the disclosure, and shall take all necessary precautions to avoid further dissemination of the Sublicense Agreement, as well as precautions to prevent disclosure of any additional information.

    5.        The Receiving Party will permit only those of its employees, agents, representatives, attorneys, consultants, and financial advisors access to the Sublicense Agreement who have a bona fide need to know in connection with pursuing the purposes described in this Agreement, and the Receiving Party, prior to disclosing to such persons (other than its attorneys) any portion of the Sublicense Agreement, will obtain from each such person a non-disclosure agreement at least as restrictive as this agreement; provided, however, that the Receiving Party shall not be required to obtain a non-disclosure agreement from any of its directors or employees who have entered into an employment or other agreement with the Receiving Party, which agreement restricts such person from disclosing any portion of the Sublicense Agreement that is provided to such person by the Receiving Party. As stated above, for the Receiving Party, the permitted employees include only members of the staff of the Office of Corporate Sponsored Research & Licensing and the Office of the General Counsel of the Receiving Party.

6. The Receiving Party shall not make any copies of the Sublicense Agreement without the prior written consent of the Disclosing Party.

    7.        Upon termination of this Agreement or within five (5) business days of a written demand by the Disclosing Party, all copies of the Sublicense Agreement, together with any memoranda or notes thereof, shall be returned by the Receiving Party to the Disclosing Party, accompanied by the certificate executed by an authorized representative of the Receiving Party to the effect that all such material has been returned. The return of all such copies of the Sublicense Agreement and related memoranda or notes will not relieve the Receiving Party of its obligation to maintain the confidentiality of the Sublicense Agreement for the full period and its obligation not to use the Sublicense Agreement for any purpose other than the purpose stated above.

    8.        This Agreement expresses the entire understanding and agreement of the Parties with respect to the disclosure of the Sublicense Agreement by the Disclosing Party to the Receiving Party, and supersedes all prior agreements and discussions concerning the subject matter hereof, whether oral or written. This Agreement may not be altered or amended except by a written instrument executed by both Parties. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. In the event of litigation between the parties concerning this Agreement, exclusive jurisdiction will lie in the trial court of the Commonwealth of Massachusetts, and venue will be in Middlesex County, Massachusetts. The Parties agree that a breach of this Agreement is likely to cause irreparable harm to the Disclosing Party for which money damages alone would be an inadequate remedy.

    9.        If any term or condition of this Agreement is determined by court or agency of competent jurisdiction to be illegal or unenforceable, then such term or condition shall be deleted from this Agreement; but this Agreement, as amended by such deletion, will continue in full force and effect. Whenever the permission or consent of either Party is required or permitted under this Agreement, such consent will not unreasonably be withheld, delayed or made subject to any condition not specifically provided for in this Agreement.

[remainder of this page intentionally left blank]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as a contract under seal as of the date first set forth above.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:_____________________________________
Name:
Title:
Date:

MASSACHUSETTS GENERAL HOSPITAL

By:_____________________________________
Name:
Title:
Date:

EXHIBIT B

        ** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008.

EXHIBIT C

        ** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 20, 2008.